Exhibit 99
                         FOR IMMEDIATE RELEASE

Beth-Ann Eason joins Quad board of directors

Digital transformation leader will help guide Quad's strategic growth efforts as a marketing experience company

SUSSEX, WI, Thursday, February 2, 2023 - Quad/Graphics, Inc. (NYSE: QUAD) (“Quad” or the “Company”), a global marketing experience company, announced today that Beth-Ann Eason, a digital transformation leader, has been appointed to Quad’s board of directors, effective January 31, 2023. Eason, who most recently was Managing Director and Senior Digital Transformation Executive at Accenture, also will join Quad’s Compensation Committee.

Eason’s appointment, which expands Quad’s board from nine to 10 directors, signals an important step in the Company’s efforts to accelerate its growth strategy as a marketing experience company.

“Beth-Ann’s deep background in advertising, marketing, publishing and digital transformation further strengthens our focus on guiding brands through every effort intended to drive action — from consumer awareness and trust, to brand preference and purchase,” said Joel Quadracci, Chairman, President & CEO of Quad. “She understands first-hand the challenges facing our clients and will be instrumental in our ongoing efforts to drive Quad’s continued revenue growth. We are pleased to welcome Beth-Ann to our board and look forward to leveraging her expertise to enhance our competitive position as a marketing experience company.”

Said Eason: “Quad is a rapidly evolving company focused on perfecting the marketing journey through creative innovation, process improvement and relentless transformation. Its ability to deploy an unparalleled data-driven arsenal—from digital video production to augmented reality activations while also printing everything from catalogs to packaging—creates a range of integrated capabilities I haven’t seen at other companies. Together with its superior talent and an inimitable culture, Quad has a competitive advantage that will help it achieve continued growth. I am excited to be part of Quad’s path forward.”

During her time at Accenture, Eason led C-suite engagements for prominent brands as they evolved and transformed, drawing on her widespread digital marketing and digital media experience. While at Innovid, the world’s largest connected TV and video advertising software platform, Eason led worldwide sales of its technology platform, digital marketing, social media and client services. Her other career experience includes executive positions at Condé Nast, where she led digital development; News Corporation; Martha Stewart Living Omnimedia; Yahoo; Ziff Davis Media; and Double Click.

Eason’s expertise in digital transformation has made her a critical member of the organizations shaping the advertising and media industries. She has served on the boards of the professional bodies of American Advertising Federation, Online Publishers Association, Interactive Advertising Bureau and Mobile Marketing Association. She also has served as President of Advertising Club of New York, during which time she led the development of I’Mpart, an industry-wide diversity and inclusion program. She is also an inductee of the Advertising Hall of Achievement.

About Quad

Quad (NYSE: QUAD) is a global marketing experience company that helps brands reimagine their marketing to be more streamlined, impactful, flexible, and frictionless. Quad’s strategic priorities are powered by three key competitive advantages that include integrated marketing platform excellence, innovation, and culture and social purpose. The company’s integrated marketing platform is powered by a set of core specialties including business strategy, insights and analytics, technology solutions, managed services, agency and studio solutions, media, print, in-store, and packaging.

Serving over 4,600 clients, Quad has approximately 15,000 people working in 14 countries around the world.

Please visit quad.com for more information.

Media Contact

Claire Ho
Director of Corporate Communications, Quad
414-566-2955
cho@quad.com